UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   MCGARY, ANA
   c/o CareCentric, Inc.
   2625 Cumberland Parkway
   Suite 310
   Atlanta, GA  30339
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
   04/15/2002
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   CARECENTRIC, INC.
   CURA
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President Human Resources and Administration
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
No securities owned.                       |                      |                |                                               |
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
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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Stock Option            |(1)      |4-5-09   |Common Stock           |1,500    |$8.44     |D            |                           |
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Stock Option            |(2)      |7-12-09  |Common Stock           |1,500    |$13.13    |D            |                           |
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Stock Option            |(3)      |11-14-10 |Common Stock           |2,000    |$4.00     |D            |                           |
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
Explanation of Responses:
(1) Option vests one-third on each anniversary of grant date of April 5, 1999, beginning on first anniversary.
(2) Option vests one-third on each anniversary of grant date of July 12, 1999, beginning on first anniversary.
(3) Option vests one-third on each anniversary of grant date of November 14, 2000, beginning on first anniversary.
SIGNATURE OF REPORTING PERSON
/s/ Ana McGary
DATE
April 17, 2002